Exhibit 99.1

Global Power Equipment Group Inc.

Reports Fourth Quarter FY2004 Results

Year-end Backlog Rises 73% to $309 Million,

Higher Steel Costs Continue to Impact Gross Margins

TULSA, Oklahoma, March 2, 2005 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

Global Power Equipment Group reported a loss for the fourth quarter of fiscal 2004 of ($1.9) million or ($0.04) per diluted share, on revenues of $61.8 million. This compares to net earnings of $5.1 million, or $0.11 per diluted share, on revenues of $65.4 million for the fourth quarter of fiscal 2003. For the fiscal year ended December 31, 2004, the Company reported a net loss of ($0.7) million, or ($0.02) per diluted share, on revenues of $233.7 million. This compares to net earnings for the fiscal year ending December 27, 2003 of $19.8 million, or $0.43 per diluted share, on revenues of $263.8 million. Earnings for the fourth quarter of fiscal 2004 and the twelve months of 2004 include previously announced restructuring charges related to employee severance programs and the closure of two Company-owned manufacturing facilities, one in Mexico and one in South Carolina totaling $1.4 million and $4.8 million, respectively or $0.02 and $0.06 per share, respectively, as well as additional fourth quarter expenses totaling approximately $1.1 million or $0.02 per share consisting of unrealized foreign exchange losses, additional interest expense and the write-off of debt issuance costs.

The Company’s gross profit for the fourth quarter of 2004 totaled $9.2 million representing a 14.9 percent gross margin compared to a gross profit of $19.5 million and a gross margin of 29.8 percent in the fourth quarter last year. Steel costs, which more than doubled during fiscal 2004, weighed heavily on the Company’s gross profit during the fourth quarter and throughout 2004. For the fiscal year ended December 31, 2004, the Company’s gross profit totaled $39.3 million representing a 16.8 percent gross margin compared to $71.5 million and 27.1 percent for the prior fiscal year.

The Company generated EBITDA (earnings plus income taxes, interest, depreciation and amortization) of ($1.5) million for the fourth quarter of 2004, down from the $9.0 million recorded during the fourth quarter of 2003. The decrease in EBITDA was principally due to the lower gross margin during the fourth quarter of 2004, as well as previously announced restructuring charges. EBITDA for the full fiscal year 2004 totaled $3.7 million compared to EBITDA of $37.0 million for the 2003 fiscal year.

The Company had cash and cash equivalents of $98.7 million on hand at the end of 2004, $74.4 million of which was restricted for the previously announced acquisition of Williams Industrial Services Group, which is scheduled to close in early April 2005. Including the $69 million of convertible senior subordinated notes issued by the Company in November 2004, the Company’s long-term debt totaled $78.8 million at the end of 2004. At the end of 2003, the Company had cash and cash equivalents of $51.3 million on hand and long-term debt of $25.0 million.

Global Power Equipment Group Inc.

Fourth Quarter 2004 Earnings – Page 2

“Our targeted sales efforts in a number of key markets produced very strong bookings of $153 million during the fourth quarter” stated Larry Edwards, Global Power Equipment Group’s chairman and chief executive officer. “We successfully secured large orders in Europe, the United States and Asia, which we had been pursuing for many months.”

Mr. Edwards further stated, “For a number of months we have anticipated more robust market conditions outside of the United States and have shared this outlook with our shareholders. Clearly our strong fourth quarter bookings reflect the market upturn that we, along with others in our industry, have predicted. Unquestionably, the market environment has improved significantly and remains strong at the beginning of 2005. However, global steel prices advanced beyond what we anticipated and continue to weigh on our profitability. Our operating units are working diligently to manage this issue and we remain hopeful that steel prices will stabilize or possibly soften during the present year and help boost our gross margins. We are making every effort to pass on as much as possible these higher steel costs in what remains a very competitive market environment.”

As of December 31, 2004, the Company’s firm backlog totaled $309 million compared to $218 million at the end of September 2004 and $179 million at the end of fiscal 2003. Approximately 84 percent of the Company’s bookings during the fourth quarter were outside of the United States compared to 76 percent for the fourth quarter of 2003. For the full year, 76 percent of the Company’s bookings originated from projects outside of the United States compared to 62 percent during 2003.

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, and anticipating an early April 2005 closing of the Williams Industrial Services Group (WISG) transaction, management estimates fiscal year 2005 revenue and earnings as follows: revenue of between $440 million and $490 million and diluted earnings per share of between $0.20 and $0.29, excluding the expenses associated with the announced retirement of Larry Edwards, the Company’s present Chairman and CEO. These expenses are estimated to total approximately $1.8 million or $0.02 per diluted share.

Incorporating the nine-month contribution of WISG for 2005, which is expected to contribute approximately $90 million of revenue at a gross profit of between $9.5 million to $10.4 million, and the impact of higher steel costs incorporated into orders received during the fourth quarter of 2004, the Company estimates that consolidated fiscal year 2005 gross profit could range between $57 million and $69 million.

Excluding possible unrealized foreign currency gains or losses from currency hedging activities on international projects, the Company estimates earnings for the first quarter of 2005 should range between ($0.01) and $0.02 per diluted share on revenues of between $70 million and $80 million and a gross profit of between $9 million and $11 million.

Non-GAAP Financial Measures

This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income available to common stockholders is included in the exhibits to this release.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. is a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries. The Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Fourth Quarter 2004 Earnings – Page 3

industrial operations, and has over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including decreased demand for new gas turbine power plants, the loss of any of our major customers, the cancellation of projects, project cost overruns, including increases in prices for materials such as steel, and unforeseen schedule delays, any delay or failure to close the acquisition of Williams Industrial Services Group, competition for the sale of our products or services, poor performance by our subcontractors, warranty and product liability claims, and changes in the economic, social and political conditions in the countries in which we operate, including fluctuations in foreign currency exchange rates. Information concerning some of the other factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 27, 2003, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Fourth Quarter 2004 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 27, 2003	December 31, 2004	December 27, 2003
Revenues	$61,825	$65,449	$233,692	$263,778
Cost of sales	52,609	45,967	194,435	192,281

Gross profit	9,216	19,482	39,257	71,497
Selling and administrative expenses	11,591	11,386	39,162	38,083

Operating income (loss)	(2,375)	8,096	95	33,414
Interest expense	785	286	1,281	1,504

Income (loss) before income taxes and minority interest	(3,160)	7,810	(1,186)	31,910
Income tax provision (benefit)	(1,201)	2,727	(451)	12,126

Income (loss) before minority interest	(1,959)	5,083	(735)	19,784
Minority interest	(30)	—	(30)	—

Net income (loss) available to common stockholders	$(1,929)	$5,083	$(705)	$19,784

Basic income (loss) per common share
Weighted average shares outstanding- basic	46,432	45,100	46,195	44,521
Net income (loss) available to common stockholders	$(0.04)	$0.11	$(0.02)	$0.44
Diluted income (loss) per common share
Weighted average shares outstanding- diluted	46,432	46,196	46,195	45,911
Net income (loss) available to common stockholders	$(0.04)	$0.11	$(0.02)	$0.43

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Fourth Quarter 2004 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 27, 2003
ASSETS
Current assets:
Cash and cash equivalents	$24,331	$51,315
Restricted cash	74,357	—
Accounts receivable, net of allowance of $894 and $1,325	40,260	42,582
Inventories	8,857	3,013
Costs and estimated earnings in excess of billings	60,861	40,706
Deferred tax assets	10,576	17,315
Other current assets	15,966	3,983

Total current assets	235,208	158,914
Property, plant and equipment, net	22,983	20,740
Deferred tax assets	51,030	55,094
Goodwill, net	45,000	45,000
Other assets	12,673	1,248

Total assets	$366,894	$280,996

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$16,854	$14
Accounts payable	27,852	18,974
Accrued compensation and employee benefits	4,545	7,285
Accrued warranty	9,758	15,004
Billings in excess of costs and estimated earnings	52,707	53,293
Other current liabilities	8,005	5,203

Total current liabilities	119,721	99,773
Other long-term liabilities	4,374	1,888
Long-term debt, net of current maturities	78,750	24,949
Commitments and contingencies
Minority interest	1,629	—
Stockholders’ equity
Common stock	468	452
Paid-in capital deficit	(17,698)	(25,492)
Deferred compensation	(91)	—
Accumulated comprehensive income	3,636	2,616
Retained earnings	176,105	176,810

Total stockholders’ equity	162,420	154,386

Total liabilities and equity	$366,894	$280,996

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Fourth Quarter 2004 Earnings – Page 6

GLOBAL POWER EQUIPMENT GROUP INC.

SUPPLEMENTAL STATISTICAL INFORMATION

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 27, 2003	December 31, 2004	December 27, 2003
Net income (loss)	$(1,929)	$5,083	$(705)	$19,784
Add back:
Income tax provision (benefit)	(1,201)	2,727	(451)	12,126
Interest expense	785	286	1,281	1,504
Depreciation and amortization	810	883	3,583	3,563

EBITDA (a)	$(1,535)	$8,979	$3,708	$36,977

(a)	EBITDA represents net income plus income taxes, interest, depreciation and amortization. While considered the most common definition used by investors and financial analysts, the EBITDA presented above may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.